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                                  Exhibit 16.1

                       [Deloitte & Touche LLP letterhead]




October 10, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4 of Seneca Foods Corporation's Form 8-K dated October 10, 2003 and have the following comments:

We agree with the statements made in the fourth sentence of the first paragraph, and in the second, fourth, fifth and seventh paragraphs.

We have no basis for agreeing or disagreeing with the statements made in the first, second and third sentences of the first paragraph, and in the third and sixth paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP